FORM 3         U.S. SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940
____________________________________________________________________________
1. Name and Address of Reporting Person*
        Sachs                      Robert
   _________________________________________________________________________
       (Last)                      (First)                    (Middle)
   200 North Swall Drive, PH 58
   _________________________________________________________________________
                                  (Street)
   Beverly Hills                     CA                        90211
   _________________________________________________________________________
       (City)                      (State)                      (Zip)
____________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)
   12/29/98
____________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)
____________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol
   Information Management Technologies Corporation, IMTKA
____________________________________________________________________________
5. Relationship of Reporting Person to Issuer (Check all applicable)
 (  ) Director
 (XX) 10% Owner
 (  ) Officer (give title below)
 (  ) Other (Specify below)
____________________________________________________________________________
6. If Amendment, Date of Original (Month/Day/Year)
____________________________________________________________________________
7. Individual or Joint/Group Filing (Check applicable line)
   XX Form filed by One Reporting Person
   ___Form filed by More than One Reporting Person
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            Table I - Non-Derivative Securities Beneficially Owned
_______________________________________________________________________________
|1. Title of |2. Amount of|3. Ownership|4. Nature of Indirect Benefi-         |
|Security    |Securities  |Form: Direct|cial Ownership (Instr. 4)             |
|(Instr. 4)  |Beneficially|(D) or In-  |                                      |
|            |Owned       |direct (I)  |                                      |
|            |(Instr. 4)  |(Instr. 5)  |                                      |
|____________|____________|____________|______________________________________|
|Common Stock| 650,918    |     I      |As beneficiary of Investment Annuity  |
|            |            |            |of Robert Sachs                       |
|Common Stock| 140,783    |     I      |As sole stockholder of New Nibco, Inc.|
|Common Stock| 397,005    |     I      |As sole stockholder of Nibco Nevada,  |
|            |            |            |Inc.                                  |
|Common Stock| 370,643    |     I      |As sole stockholder of RHS Corp.      |
|____________|____________|____________|______________________________________|
*If the Form is filed by more than one Reporting Person, See Instruction
5(b)(v).
Reminder: report on a separate line for each class of securities beneficially owned directly or indirectly.
============================================================================
FORM 3 (continued)   Table II - Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
_______________________________________________________________________________
|1. Title of   |2. Date Exer-   | 2. Title and    |4. Con- |5. Owner-|6. Na-  |
|Derivative    |cisable and     |Amount of        |version |ship     |ture    |
|Security      |Expiration Date |Securities       |or      |Form of  |of      |
|(Instr. 4)    |(Month/Day/Year)|Underlying       |Exercise|Deriva-  |Indi-   |
|              |                |Derivative       |Price of|tive     |rect    |
|              |                |Security         |Deriva- |Security:|Bene-   |
|              |                |(Instr. 4)       |tive    |Direct   |ficial  |
|              |________________|_________________|Security|(D) or   |Owner-  |
|              |Date   |Expir-  |  Title  |Amount |        |Indirect |ship    |
|              |Exer-  |ation   |         |or     |        |(I)      |
|
|              |cisable|Date    |         |Number |        |(Instr.  |
|
|              |       |        |         |of     |        |5)       |
|
|              |       |        |         |Shares |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|
|Class A       |  <1>  |4/5/99  |Common   |23,750 | $1.75  |   (I)   |  <2>
|
|Warrants      |       |        |Stock    |       |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|
|Options       |  <1>  |11/27/00|Common   |225,000| $2.50  |   (D)   |
|
|              |       |        |Stock    |       |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|
|Options       |  <1>  |12/15/00|Common   |74,793 | $2.50  |   (D)   |
|
|              |       |        |Stock    |       |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|
|Options       |  <1>  |12/15/00|Common   |8,178  | $2.00  |   (I)   |  <3>
|
|              |       |        |Stock    |       |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|
|Options       |  <1>  |12/15/00|Common   |22,711 | $2.00  |   (I)   |  <4>
|
|              |       |        |Stock    |       |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|
|Options       |  <1>  |12/15/00|Common   |36,337 | $2.00  |   (I)   |  <5>
|
|              |       |        |Stock    |       |        |         |
|
|______________|_______|________|_________|_______|________|_________|________|
|Options       |  <1>  |12/15/00|Common   |39,667 | $2.00  |   (I)   |  <2>
|
|              |       |        |Stock    |       |        |         |
|

|______________|_______|________|_________|_______|________|_________|________|

   Explanation of Responses:

<1> Presently exercisable.
<2> As sole stockholder of RHS Corp.
<3> As sole stockholder of Nibco Nevada, Inc.
<4> As sole stockholder of New Nibco, Inc.
<5> As beneficiary of the Investment Annuity of Robert Sachs.

          s/ Robert Sachs                               3/1/99
   **  Signature of Reporting Person                     Date

_____________________________

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.